UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 19, 2010

APOLLO GOLD CORPORATION
(Exact name of registrant as specified in its charter)

Yukon Territory, Canada	1-31593	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5655 South Yosemite Street, Suite 200 Greenwood Village, Colorado	80111-3220
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (720) 886-9656

No Change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On March 18, 2010, Apollo Gold Corporation (“Apollo”) and Linear Gold Corp. (“Linear”) entered into an amendment (the “Amendment”) to the binding letter of intent (the “Letter of Intent”) executed by the parties on March 9, 2010.  The Letter of Intent sets forth certain terms and conditions of a proposed transaction between Apollo and Linear pursuant to which it is expected that (i) the businesses of Apollo and Linear would be combined by way of a court-approved plan of arrangement pursuant to the provisions of the Canada Business Corporations Act (the “Arrangement”) and (ii) Linear would subscribe for approximately 62,500,000 common shares (the “Shares”) of Apollo at a price of Cdn$0.40 per common share for aggregate proceeds of Cdn$25,000,000 (the “Private Placement”).  Additional details in respect of the Letter of Intent were included in the Current Report on Form 8-K filed by Apollo on March 9, 2010.

Pursuant to the terms of the Amendment, upon consummation of the Arrangement, the Board of Directors of Apollo would consist of seven directors, which would be composed of (i) three current Apollo board members or Apollo nominees, (ii) three Linear nominees (including Wade Dawe, the current President and Chief Executive Officer of Linear, who would be appointed as the Chairman of the Board of Directors) and (iii) one nominee who would be a technical person mutually agreed upon by Apollo and Linear.  In addition, the Amendment provides that, upon consummation of the Arrangement, (i) R. David Russell would resign as President and Chief Executive Officer of Apollo and, subject to customary releases, would be paid all termination and other amounts owing pursuant to his employment agreement which the parties agree shall not exceed approximately $1.7 million in the aggregate, (ii) Wade Dawe shall be appointed President and Chief Executive Officer of Apollo and (iii) Linear management and staff not continuing with the new company following the closing of the Arrangement will be paid such termination, buyout and severance amounts as set forth in such employee’s employment agreement or as provided under applicable law, which payment amounts are not expected to exceed Cdn$1.7 million in aggregate.

The foregoing description of the Amendment is qualified in its entirety by reference to the Amendment No. 1 to Letter of Intent attached to this Current Report on Form 8-K as Exhibit 10.1.

ITEM 3.02 UNREGISTERED SALE OF EQUITY SECURITIES.

On March 19, 2010, Apollo issued a press release announcing the completion of the Private Placement.  A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.  The Private Placement was completed in reliance on an exemption from registration contained in Regulation S of the U.S. Securities Act of 1933, as amended.  Apollo will use the proceeds of the Private Placement to repay US$10,000,000 of indebtedness under its $70 million Black Fox project finance facility, with the balance being used for general working capital purposes.

The Shares were offered and sold pursuant to the terms of a subscription agreement between Linear and Apollo dated March 9, 2010.  Additional details in respect of the Private Placement were included in the Current Report on Form 8-K filed by Apollo on March 9, 2010.

In connection with the closing of the Private Placement, Apollo and Linear entered into a Lock-Up Agreement with each of RMB Australia Holdings Limited, an Australian corporation (“RMBAH”), and Macquarie Bank Limited, an Australian corporation (“Macquarie” and together with RMBAH, the “Financiers”), pursuant to which each Financier agreed to, among other things, refrain from, directly or indirectly, exercising or offering, selling, contracting to sell, lending, or entering into any other agreement to transfer the economic consequences of any of the Apollo common shares or common share purchase warrants held by them from the time the Private Placement is consummated until December 31, 2010.

In addition, the Financiers each entered into Support Agreements with Linear pursuant to which the Financiers agreed, subject to the terms and conditions of the Support Agreements, to, among other things, support and vote in favor of the Arrangement.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

10.1	Amendment No. 1 to Letter of Intent, dated March 18, 2010, by and between Apollo Gold Corporation and Linear Gold Corp.

99.1	Press Release of Apollo Gold Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 23, 2010

APOLLO GOLD CORPORATION

By:	/s/ Melvyn Williams
Melvyn Williams
Chief Financial Officer and Senior Vice President – Finance and Corporate Development